Exhibit 99.1

INTERNATIONAL POWER GROUP APPOINTS

 MICHAEL J. KUGLER TO ITS BOARD OF DIRECTOR

CELEBRATION, Fl. - May 16, 2008 (BUSINESS WIRE) – International Power Group, Ltd. (IPWG.OB OTCBB), announced today that has it appointed Mr. Michael J. Kugler for its Board of Directors. Peter Toscano, Chairman, stated, "We are delighted to have a man with such vast experience in the financial/administrative field joining IPWG Board of Directors”.

For eight years, Mr. Kugler served as Executive Vice President and Director of Mirror Image Internet Inc., where he was responsible for managing financial operations as well as investor relations.  Prior to joining Mirror Image Internet Inc., Mr. Kugler served as Executive Vice President for the Government Securities Department at Daiwa Securities America Inc.

From 1984 to 1992, he served as Executive Vice President and a Member of the Board of Directors at Drexel Burnham Lambert Inc. and Chairman of Drexel Burnham Lambert Government Securities Inc. From 1977 to 1984, Mr. Kugler was Chairman of the government securities division of Merrill Lynch. He also served as a General Partner in Fixed Income at Salomon Brothers for 20 years beginning 1957.

Mr. Kugler attended the Baruch School of Business at the City College of New York and received an Honorary Doctorate of Business Administration degree from Hawthorne College at Antrim, N.H. in 1980. He is a member of the Washington Quarterly Roundtable of the Center for Strategic and International Studies of Washington, D.C.

CONTACT:

International Power Group, Ltd.

Peter Toscano – Tel. 407-566-0318

For more information about the company, visit our website: http://www.international-power.com

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties.  For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions.  These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, quotation on the OTC Bulletin Board and statements regarding the Company's mission and vision.  The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.